Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement of Alternus Clean Energy, Inc. on Form S-1 Registration Statement of our report dated April 13, 2023, related to the consolidated financial statements of Alternus Energy Group Plc and Subsidiaries as December 31, 2022 and 2021 and for each of the years in the two-year period ended December 31, 2022, which appear in this Registration Statement. The report for Alternus Energy Group Plc. and Subsidiaries includes an explanatory paragraph about the existence of substantial doubt about its ability to continue as a going concern. We also consent to the reference to our Firm under the caption “Experts” in such Registration Statement.

/s/ Mazars Ireland

Dublin, Ireland

19 January 2024